PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1997)

                                 $1,000,000,000
                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES E
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    American General Finance Corporation (the "Company") may offer from time to time its medium-term notes which are issuable in one or more series. The Medium-Term Notes, Series E (the "Notes") offered by this Prospectus
Supplement will be senior debt securities which bear interest at fixed or variable rates and will mature on any day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company. Unless otherwise provided in an accompanying pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), the Notes will not be subject to any sinking fund and will not be redeemable at the option of the Company, or repayable at the option of the holders thereof, prior to their stated maturity. The Notes will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof.

    Each Note will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as Depository (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated
Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of Certificated Notes only under the limited circumstances described herein.

    The interest rate on or the method of determining the interest rate on each Note, the issue price and maturity date of each Note and certain other terms will be established by the Company from time to time and will be set forth in such Note and described in the applicable Pricing Supplement. Interest rates, the method of determining interest rates, issue prices and certain other terms of the Notes are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. As specified in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate (the "Fixed Rate Notes") or at a floating rate determined by reference to the CD Rate, the Commercial Paper Rate, the CMT Rate, the Prime Rate, LIBOR, the Treasury Rate, the Federal Funds Rate, or such other interest rate basis or formula as is set forth in the Pricing Supplement and may be adjusted by a Spread and/or Spread Multiplier (as such terms are hereafter defined) and subject to a maximum and/or minimum interest rate limitation (the "Floating Rate Notes"). See "Description of Notes" in this Prospectus Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable each February 1 and August 1 and at maturity (or, if applicable, upon redemption or repayment). The dates for payment of interest on Floating Rate Notes will be established by the Company at the time of offering and will be set forth in the applicable Pricing Supplement. See "Description of Notes" in this Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR
   THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================================
                                             PRICE TO                 AGENTS' DISCOUNTS                  PROCEEDS TO
                                           PUBLIC(1)(2)              AND COMMISSIONS(2)                COMPANY(1)(2)(3)
------------------------------------------------------------------------------------------------------------------------------
Per Note.............................          100%                  Not to exceed .875%            Not less than 99.125%
------------------------------------------------------------------------------------------------------------------------------
Total................................     $1,000,000,000          Not to exceed $8,750,000        Not less than $991,250,000
==============================================================================================================================

(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay commissions to Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.
    P. Morgan Securities Inc. and Smith Barney Inc. (the "Unaffiliated Agents"), in the form of a discount, not to exceed .875% of the principal amount of any Note sold through them, depending upon the maturity of such Note. The Company may also sell Notes to an Unaffiliated Agent as principal for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time or times of resale, to be determined by such Unaffiliated Agent, or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Unaffiliated Agent acting as principal will be purchased by such Unaffiliated Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. No commissions are payable to American General Securities Incorporated ("AGSI"). See "Plan of Distribution of Notes" in this Prospectus Supplement.

(3) Before deducting other expenses payable by the Company, estimated at
    $750,000.
                            ------------------------

    The Notes are being offered on a continuing basis by the Company through AGSI and the Unaffiliated Agents, as agents (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. AGSI, an affiliate of the Company, will solicit offers to purchase the Notes in those jurisdictions where it is authorized to do so. Notes may also be sold to one or more of the Unaffiliated Agents, as principal, for resale to investors and other purchasers. The Company may also sell Notes directly to investors in those jurisdictions in which it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that any or all of the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the soliciting Agent may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution of Notes" in this Prospectus Supplement.
                            ------------------------

AMERICAN GENERAL SECURITIES INCORPORATED
                     LEHMAN BROTHERS
                                MERRILL LYNCH & CO.
                                               J. P. MORGAN & CO.
                                                               SMITH BARNEY INC.
                            ------------------------

           The date of this Prospectus Supplement is August 5, 1997.

     In connection with an offering of Notes purchased by one or more Unaffiliated Agent(s) as principal on a fixed offering price basis, such Unaffiliated Agent(s) may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Such transactions may include stabilizing and the purchase of Notes to cover short positions of such Unaffiliated Agent(s). For a description of these activities, see "Plan of Distribution of Notes."

                              DESCRIPTION OF NOTES

GENERAL

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus.

     The Notes constitute a single series of Debt Securities of the Company and will be issued pursuant to the Indenture. The Notes will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. The Company may issue Notes in an aggregate principal amount of up to $1,000,000,000. The foregoing limit, however, may be increased or decreased by the Company.

     The Notes are being issued as the fifth series of the Company's medium-term notes. The Company reserves the right to offer and sell other series of its medium-term notes either concurrently with or subsequent to the offering made hereby.

     Reference is made to the applicable Pricing Supplement for the following terms and other information with respect to a Note being offered thereby: (1) the public offering price, if other than 100% of the principal amount; (2) whether interest on such Note will accrue at a fixed rate (Fixed Rate Note) or be determined by reference to an interest rate basis or formula (Floating Rate
Note); (3) whether such Note will be issued with original issue discount and, if so, whether such Note shall bear any interest; (4) for Fixed Rate Notes, the rate per annum at which such Note will bear interest; (5) for Floating Rate Notes, the interest rate basis or formula, the Initial Interest Rate (hereafter defined), the Spread and/or Spread Multiplier, if any, the maximum and/or minimum interest rate, if any, the Interest Reset Dates (hereafter defined), the Interest Payment Dates (hereafter defined) and any other terms relating to the particular method of calculating the interest rate on such Floating Rate Note;
(6) the date of maturity of such Note; (7) any provisions of such Note relating to redemption at the option of the Company, repayment at the option of the Holder or sinking fund payments prior to the date on which such Note will mature; (8) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (9) any other terms of such Note not inconsistent with the provisions of the Indenture.

     The Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the initial purchaser and agreed to by the Company. Floating Rate Notes will mature on an Interest Payment Date.

     Each Note will be issued initially as either a Book-Entry Note registered in the name of DTC, or such other Depository (or their nominees) as is specified in the applicable Pricing Supplement, or as a Certificated Note. Notes will be issued only in fully registered form without coupons. Except as set forth below under "Book-Entry Notes," owners of beneficial interests in Book-Entry Notes will not be entitled to physical delivery of Certificated Notes. The authorized denominations of the Notes will be $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

INTEREST AND PAYMENTS

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest at either (a) a fixed rate or (b) a rate determined by reference to an interest rate basis or formula, which may be adjusted by adding or subtracting a Spread ("Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note) and/or multiplying by a Spread Multiplier ("Spread Multiplier" is the percentage specified in the applicable Pricing Supplement of the interest rate basis applicable to such Floating Rate
Note). A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. The applicable Pricing Supplement relating to an interest-bearing Note will designate either a fixed rate of interest per annum payable on the Note or an interest rate basis or formula applicable to the Note, which basis or formula may be, without limitation, one of the following: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Prime Rate (a "Prime Rate Note"), (d) the CMT Rate (a "CMT Rate Note"), (e) LIBOR (a
"LIBOR Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) the
Federal Funds Rate (a "Federal Funds Rate Note").

     Each interest-bearing Note will bear interest from the date of issue at the rate per annum, or at a rate calculated pursuant to the interest rate basis or formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment.

     Interest rates, interest payment periods, Interest Reset Periods (hereafter defined), Interest Payment Dates, Interest Reset Dates and all other aspects of interest rate bases or formulas are subject to change by the Company from time to time, as specified in the applicable Pricing Supplement, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

     Principal, premium, if any, and interest payable at Maturity on each Note will be paid at Maturity against surrender of the Note at the office of The First National Bank of Chicago (the "Trustee") designated for that purpose in Chicago or New York City. If the Maturity of any Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest due at Maturity will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after Maturity.

     Unless otherwise specified in the applicable Pricing Supplement, "Business Day" shall mean any day, other than a Saturday or a Sunday, on which banking institutions in Chicago or New York City are not required or authorized by law or executive order to close and, with respect to LIBOR Notes, is also a London Banking Day. "London Banking Day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     FIXED RATE NOTES: Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be payable semi-annually on February 1 and August 1 of each year (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and upon Maturity; PROVIDED, HOWEVER, that if an Interest Payment Date with respect to any Fixed Rate Note would otherwise fall on a day that is not a Business Day, such Interest Payment Date will be the following Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date. Interest payments will be made in an amount equal to the interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the applicable
Note) to but excluding the applicable Interest Payment Date or Maturity, as the case may be. In the case of Certificated Notes, principal, premium, if any, and interest due at Maturity will be payable in immediately available funds and interest due other than at Maturity will be payable by check, or at the option of the Company, in immediately available funds. In the case of Book-Entry Notes, all payments of principal, premium, if any, and interest due at Maturity and other than at Maturity will be payable in immediately available funds to DTC or its nominee. See "Book-Entry Notes". Interest will be payable to the person in whose name the Fixed Rate Note is registered at the close of business on the January 15 or July 15 record date next preceding the applicable February 1 or August 1 Interest Payment Date (each a "Fixed Rate Note Record Date"); PROVIDED, HOWEVER, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Fixed Rate Note originally issued after a Fixed Rate Note Record Date and on or before the immediately following Interest Payment Date will be made on the next succeeding Interest Payment Date to the registered owner at the close of business on the Fixed Rate Note Record Date next preceding such date of payment.

     FLOATING RATE NOTES: The interest rate on each Floating Rate Note from the date of issue to but excluding the first Interest Reset Date will be the "Initial Interest Rate" specified therein and in the applicable Pricing Supplement (the "Initial Interest Rate"). Thereafter, from and after each Interest Reset Date to but excluding the following Interest Reset Date, the interest rate on a Floating Rate Note will be determined by reference to an interest rate basis or formula plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, and subject to the maximum and/or minimum interest rate limitations, if any, applicable to such Floating Rate Note. In addition to any maximum interest rate limitation that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Indiana law, as the same may be modified by United States law of general application. The Pricing Supplement will also set forth with respect to each Floating Rate Note the Interest Payment Dates, the Interest Reset Dates and, if applicable, the Index Maturity. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded if necessary to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upward (e.g., 5.876545% (or .05876545) rounded upward to 5.87655% (or .0587655)); and
all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will have daily, weekly, monthly, quarterly, semi-annual or annual resets of the rate of interest (each an "Interest Reset Period"), which will be specified in the applicable Pricing Supplement and in the applicable Note. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Reset Date" will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes, which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement and in the applicable Floating Rate Note; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement and in the applicable Floating Rate Note. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the next preceding Business Day.

     Except as provided above or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement and in the applicable Floating Rate Note; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement and in the applicable Floating Rate Note; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement and in the applicable Floating Rate Note (each, an "Interest Payment Date" with respect to Floating Rate Notes), and, in each case, at Maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day with respect to such LIBOR Note.

     Interest on a Floating Rate Note will be payable to the person in whose name the Floating Rate Note is registered at the close of business on the fifteenth calendar day prior to the Interest Payment Date (the "Floating Rate Note Record Date"); PROVIDED, HOWEVER, that interest payable at Maturity will be payable to the person to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Floating Rate Note issued after a Floating Rate Note Record Date and on or before the immediately following Interest Payment Date will be made on the Interest Payment Date following the next succeeding Floating Rate Note Record Date to the registered owner at the close of business on such next succeeding Floating Rate Note Record Date.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments will be made in an amount equal to the interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the applicable
Note) to but excluding the applicable Interest Payment Date or Maturity, as the case may be. With respect to a Floating Rate Note, accrued interest for a specified period is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day included in such period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate in effect on such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, and Federal Funds Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or
(b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment for a Spread and/or Spread Multiplier and to any maximum and/or minimum interest rate limitation; PROVIDED, HOWEVER, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the period from and including the date of issue to but excluding the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate.

     Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Prime Rate Notes, CMT Rate Notes and Federal Funds Rate Notes will be the second Business Day next preceding such Interest Reset Date; the "Interest Determination Date" pertaining to an Interest Reset Date for LIBOR Notes will be the second London Banking Day next preceding such Interest Reset Date; and the "Interest Determination Date" pertaining to an Interest Reset Date for Treasury Rate Notes will be the day of the week in which such Interest Reset Date falls on which Treasury Bills (hereafter defined) are auctioned, except as hereafter provided. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the "Interest Determination Date" pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that otherwise would be an Interest Reset Date, such Interest Reset Date will be the next following Business Day. If no auction is held for a particular week, the "Interest Determination Date" pertaining to the Interest Reset Date occurring in that week will be the first Business Day of that week.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day prior to the applicable Interest Payment Date or Maturity, as the case may be.

     Unless otherwise provided in the applicable Pricing Supplement, The First National Bank of Chicago will be the calculation agent (the "Calculation
Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note.

     As mentioned above, the interest rate in effect with respect to a Floating Rate Note from and including the date of issue to but excluding the first Interest Reset Date will be the Initial Interest Rate. The interest rate that will become effective on each subsequent Interest Reset Date will be determined by the Calculation Agent as follows:

  CD RATE NOTES

     CD Rate Notes will bear interest at rates to be calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD
Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)"), under the heading "CDs (Secondary Market)," or, if not so published by 3:00 p.m. New York City time on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published by 3:00 p.m. New York City time on such Calculation Date in either H.15(519) or Composite Quotations, then the CD Rate for that CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m. New York City time on such CD Rate Interest Determination Date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable United States dollar certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the CD Rate with respect to such CD Rate Interest Determination Date will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at rates to be calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate shall be published in H.15(519) under the heading "Commercial Paper" or, if such heading is no longer available, such other heading representing commercial paper issued by non-financial entities whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. In the event such rate is not so published by 3:00 p.m. New York City time on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not published by 3:00 p.m. New York City time on such Calculation Date in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 a.m. New York City time on such Commercial Paper Rate Interest Determination Date of three leading dealers in commercial paper in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for a non-financial entity whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Rate Interest Determination Date will be the same as the Commercial Paper Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). "Money Market Yield" means a yield (expressed as a percentage rounded as aforesaid) calculated in accordance with the following formula:

                                           D x 360
                    Money Market Yield = ------------ x 100
                                         360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the applicable Interest Reset Period.

  CMT RATE NOTES

     CMT Rate Notes will bear interest at rates to be calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT
Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "--Treasury Constant Maturities -- Federal Reserve Board Release H.15 --Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity
Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or is not displayed by 3:00 P.M. New York City time on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or is not published by 3:00 P.M. New York City time on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for such CMT Rate Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M. New York City time on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M. New York City time on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M. New York City time on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate with respect to such CMT Rate Interest Determination Date will be the same as the CMT Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate). If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones
Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or if no such page is specified in the applicable Pricing Supplement, page 7052 or such other page as may replace such page.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

  PRIME RATE NOTES

     Prime Rate Notes will bear interest at rates to be calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate on that day published in H.15(519) under the heading "Bank Prime Loan," or if not so published by 3:00 p.m. New York City time on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on Reuters Screen USPRIME1

Page for that Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates (or base lending rates) quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that Prime Rate Interest Determination Date by four major money center banks (which may include one or more affiliates of the Unaffiliated Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of four prime rates (or base lending rates) so quoted in The City of New York on such date by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include one or more affiliates of the Unaffiliated Agents) necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States or any State thereof, each having total equity capital of at least $500,000,000 and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Determination Date will be the same as the Prime Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Reuters Screen USPRIME1 Page" means the display on the Reuters Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

  LIBOR NOTES

     LIBOR Notes will bear interest at rates to be calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either (a) the arithmetic mean (as determined by the Calculation Agent) of the offered rates, as appearing on the Reuters Screen LIBO Page, or such other page as may replace such page, at approximately 11:00 a.m. London time on such LIBOR Interest Determination Date, for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR-Reuters"), or (b) the rate for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date that appears as of 11:00 a.m. London time on such LIBOR Interest Determination Date on the display screen designated "Page 3750" by Dow Jones Telerate Service ("Telerate"), or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits ("LIBOR-Telerate"). If neither
     LIBOR-Reuters nor LIBOR-Telerate is specified in the applicable Pricing Supplement, then LIBOR will be determined as if LIBOR-Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, then LIBOR for such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as described in (i)(a) above, or on which no rate appears on Telerate Page 3750 as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m. London time on such LIBOR Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent for the period of the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, then LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such LIBOR Interest Determination Date by three major banks (which may include one or more affiliates of the Unaffiliated Agents) in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity specified in the applicable Pricing Supplement commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, then LIBOR with respect to such LIBOR Interest Determination Date will be the same as LIBOR in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
     Rate).

  TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at rates to be calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate shall be published in H.15(519) under the heading "Treasury
Bills -- Auction Average (Investment)," or if not so published by 3:00 p.m. New York City time on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, then the Treasury Rate will be the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not published or announced as provided above by 3:00 p.m. New York City time on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. New York City time on such Treasury Rate Interest Determination Date of three leading primary United States government securities dealers (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date will be the same as the Treasury Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at rates to be calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, in accordance with the following provisions and the additional or different terms specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination
Date"), the rate on that day for Federal Funds as such rate shall be published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 p.m. New York City time on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, then the Federal Funds Rate shall be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published by 3:00 p.m. New York City time on such Calculation Date, in either H.15(519) or Composite Quotations, then the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the offered rates for the last transaction in overnight Federal Funds prior to 9:00 a.m. New York City time on such Federal Funds Rate Interest Determination Date arranged by each of three leading brokers of Federal Funds transactions in The City of New York (which may include one or more of the Unaffiliated Agents or one or more of their affiliates) selected by the Calculation Agent; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
Rate).

REDEMPTION AT THE OPTION OF THE COMPANY

     The Notes will be subject to redemption by the Company on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to Stated Maturity. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or from time to time in part in increments of $1,000 at the option of the Company at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest accrued thereon to the date of redemption, on written notice given to the Holder thereof no more than 60 days nor less than 30 days prior to the date of redemption.

     The Redemption Price for each Note subject to redemption initially shall be equal to a percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to Stated Maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be subject to repayment at the option of each Holder thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note (the "Optional Repayment Dates"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to Stated Maturity. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole, or in part in increments of $1,000, at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued thereon to the Optional Repayment Date, on notice given by such Holder and received by the Company not more than 60 days nor less than 20 days prior to the Optional Repayment Date. Any such notice shall be delivered to the office or agency of the Company maintained with respect to the Notes in Chicago or New York City and shall be duly executed by the Holder of the Note or by his attorney duly authorized in writing. Such notice shall consist of the Note itself with the form on such Note entitled "Option to Elect Repayment" duly completed. Such notice duly received by the Company shall be irrevocable. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final and binding.

     Only the Depository may exercise the repayment option in respect of global Debt Securities representing Book-Entry Notes. Accordingly, owners of beneficial interests in global Debt Securities ("Beneficial Owners") that desire to have all or any portion of the Book-Entry Notes represented by such global Debt Securities repaid must instruct the Participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related global Debt Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such global Debt Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interests for the respective deadlines for such Participants. At the time repayment instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the global Debt Security or Securities representing the related Book-Entry Notes, on the Depository's records, to the Trustee. See "-- Book-Entry Notes" in this Prospectus Supplement and "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus.

     If applicable, the Company will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

     The Company, acting directly or indirectly, may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY NOTES

     The Notes may be issued in whole or in part as Book-Entry Notes represented by one or more global Debt Securities. Upon issuance, all Fixed Rate Notes in book-entry form having the same date of issue, interest rate, maturity and other terms will be represented by a single Book-Entry Note and all Floating Rate Notes in book-entry form having the same interest rate basis or formula, date of issue, Initial Interest Rate, Interest Payment Dates, Index Maturity, Interest Reset Dates, Spread and/or Spread Multiplier, if any, maximum and/or minimum interest rate limitations, if any, maturity and other terms will be represented by a single Book-Entry Note. Each global Debt Security representing Book-Entry Notes will be deposited with, or on behalf of, DTC or such other Depository as is specified in the applicable Pricing Supplement and registered in the name of DTC or such other Depository (or their nominees). Book-Entry Notes will not be exchangeable for Certificated Notes and, except under limited circumstances, will not otherwise be issuable as Certificated Notes. See "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus. If at any time individual Certificated Notes are issued, they will be issued in denominations of $1,000 and integral multiples thereof.

                        UNITED STATES TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. It deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. Except in certain limited respects, it does not deal with holders other than original purchasers. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

     INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's method of accounting for tax purposes).

     ORIGINAL ISSUE DISCOUNT. Notes with a term greater than one year may be issued with original issue discount for federal income tax purposes. Generally, original issue discount will arise if the stated redemption price at maturity (normally the principal amount) of a Note exceeds its issue price by more than a DE MINIMIS amount or if a Note has certain interest payment characteristics. If a Note is issued with original issue discount, a U.S. Holder of the Note will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which such amounts are attributable. The amount of original issue discount to be included in income in any tax period will be determined using a constant yield to maturity method. Any amounts included in income as original issue discount will increase a U.S. Holder's tax basis in the Note.

     A U.S. Holder who purchases a Note with original issue discount for an amount greater than its adjusted issue price, as of the purchase date, may be considered to have purchased such Note at an "acquisition premium." The adjusted issue price of a Note generally equals the issue price of the Note increased by any accrued original issue discount. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to the Note for any taxable year (or portion thereof in which such U.S. Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Floating Rate Notes are subject to special rules whereby a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified DE MINIMIS amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate

Note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (I.E., a cap) or a minimum numerical limitation (I.E., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (E.G., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID
Regulations and if the interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Floating Rate Note is issued at a "true" discount (I.E., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. In general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Floating Rate Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. If a U.S. Holder purchases a Note for an amount that is less than (a) its adjusted issue price, in the case of a Note having original issue discount, or (b) its stated redemption price at maturity, in the case of a Note not having original issue discount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a U.S Holder will be required to treat any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the market discount which is treated as having accrued on the Note at the time of such payment or disposition and which has not previously been included in income (pursuant to an election by the U.S. Holder to include such market discount in income as it accrues). Market discount is accrued on a straight-line basis unless the U.S. Holder elects to accrue market discount under a constant yield method. If a Note is disposed of by gift or in certain nonrecognition transactions, accrued market discount will be recognized as if the Note had been sold for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

     AMORTIZABLE BOND PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the amount payable at maturity, the U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess and may elect (in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") ) to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its maturity date).

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if the Note is held for more than the requisite holding period. Legislation (the "Taxpayer Relief Act of 1997") enacted on August 5, 1997 reduces long-term capital gains tax rates for individuals, trusts and estates and modifies the holding period requirement for preferential capital gains tax rates. The taxation of corporate capital gains was not changed by the Taxpayer Relief Act of 1997. U.S. Holders should consult their tax advisors in this regard.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an Internal Revenue Service ("IRS") Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. However, a non-U.S. Holder who is a nonresident alien individual present in the United States for a period or periods aggregating 183 days or more during the tax year will be subject to a 30% tax on capital gains. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax liability provided the required information is furnished to the IRS.

                          PLAN OF DISTRIBUTION OF NOTES

     Under the terms of Distribution Agreements, the Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company will pay to each of the Unaffiliated Agents a commission not to exceed
 .875% of the principal amount of each Note, depending on its maturity, sold through such Unaffiliated Agent. The Company may also sell Notes to an Unaffiliated Agent as principal at a discount from the principal amount thereof for resale to investors and other purchasers. No commissions will be paid to AGSI, which is an affiliate of the Company acting as an Agent. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Notes will be issued only in fully registered form at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement.

     In addition, the Unaffiliated Agents may offer the Notes they have purchased as principal to other dealers. The Unaffiliated Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Unaffiliated Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Unaffiliated Agent as principal will be purchased by such Unaffiliated Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by the Unaffiliated Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices relating to prevailing market prices at the time of resale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

     The Company has reserved the right to sell the Notes through one or more other agents or to other persons as principal. In any such events, the names of the other agents or principals will be set forth in the applicable Pricing Supplements. The Company also has reserved the right to sell Notes directly to investors on its own behalf.

     The Agents and any other agents or principals may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 Act"). The Company has agreed to indemnify the Agents and may agree to indemnify such other agents or principals against and contribute toward certain liabilities, including liabilities under the 1933 Act. The Company has agreed to reimburse the Agents for certain expenses.

     Each of the Unaffiliated Agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. Each of the Unaffiliated Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, one or more of the Unaffiliated Agents may make a market in the Notes, but the Unaffiliated Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of Notes purchased by one or more Unaffiliated Agent(s) as principal on a fixed price basis, such Unaffiliated Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Unaffiliated Agent or Unaffiliated Agents creates or create, as the case may be, a short position in such Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Unaffiliated Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Unaffiliated Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor any of the Unaffiliated Agents makes any representation that the Unaffiliated Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

     The Company reserves the right to withdraw, cancel or modify the offer without notice.

                                 $3,050,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES

                            ------------------------

     American General Finance Corporation (the "Company") may offer from time to time, either jointly or separately, (i) up to $3,050,000,000 aggregate principal amount of its debt securities (the "Debt Securities") and (ii) warrants (without limitation as to number or offering price) to purchase such Debt Securities (the "Warrants") (the Debt Securities and the Warrants being herein referred to collectively as the "Securities"). The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities."

     The Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The title, aggregate principal amount, initial public offering price, denominations, maturity, rate (which may be fixed or variable) or amount and time of payment of any interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for sinking fund payments, any listing on a securities exchange, any exercise provisions and any other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered will be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The Company may sell the Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If any such agents, underwriters or dealers are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent's commission, underwriter's discount or dealer's purchase price and the net proceeds to the Company from such sale will be set forth in, or may be calculated on the basis set forth in, the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any such agents, underwriters and dealers.

     This Prospectus may not be used to consummate sales of the Securities without delivery of one or more Prospectus Supplements.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 2, 1997.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Web site at "http://www.gov". In addition, such material may also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended
(the "Securities Act"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-6155), are incorporated by reference into this Prospectus and shall be deemed to be a part hereof:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (c) the Company's Current Reports on Form 8-K dated February 4, 1997, April 23, 1997, June 18, 1997 and June 27, 1997.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document.

     Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company files with the Commission Annual Reports on Form 10-K containing financial information that has been audited and reported upon, with an opinion expressed, by independent auditors. Such Annual Reports are available from the Company upon request.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, 2929 Allen Parkway, Houston, Texas 77019, Attention: Treasury Department, telephone (713) 522-1111.

                                   THE COMPANY

     American General Finance Corporation is a financial services holding company, the subsidiaries of which are engaged primarily in the consumer finance and credit insurance business.

     The Company was incorporated under the laws of the State of Indiana in 1927 as successor to a business started in 1920. All of the common stock of the Company is owned by American General Finance, Inc. ("AGFI"), which was incorporated under the laws of the State of Indiana in 1974. Since 1982, AGFI has been a direct or indirect wholly-owned subsidiary of American General Corporation ("AGC"), the parent company of one of the nation's largest diversified financial services organizations. Headquartered in Houston, Texas, AGC's operating subsidiaries are leading providers of retirement services, consumer loans and life insurance. AGC, a Texas corporation, is the successor to American General Insurance Company, an insurance company incorporated in Texas in 1926.

     At March 31, 1997, the Company and its subsidiaries had 1,335 offices in 39 states, Puerto Rico and the U.S. Virgin Islands. Total finance receivables, net of unearned finance charges, at March 31, 1997 were $7.3 billion.

     The principal executive offices of the Company are located at 601 N.W. Second Street, Evansville, Indiana 47708, and its telephone number is (812) 424-8031.

                                 USE OF PROCEEDS

     Except as may otherwise be provided in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities being offered hereby will be used to repay borrowings incurred in, or to finance the growth of receivables arising in connection with, the Company's consumer finance operations or will be available for the purchase of receivables or for other general corporate purposes. Pending the uses described above, such net proceeds may be temporarily invested in short-term marketable securities.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information is derived from consolidated financial statements of the Company and its subsidiaries which have been audited by Ernst & Young LLP, independent auditors. The information should be read in conjunction with the consolidated financial statements and related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information contained in the documents incorporated or deemed to be incorporated herein by reference. See "Incorporation by Reference."

                             (DOLLARS IN THOUSANDS)

                                               YEARS ENDED DECEMBER 31,
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
SELECTED FINANCIAL INFORMATION
     Revenues:
          Finance charges............  $  1,414,590  $  1,489,466  $  1,070,770
          Insurance..................       206,170       222,282       179,927
          Other......................        87,913        77,436       137,378
                                       ------------  ------------  ------------
               Total revenues........     1,708,673     1,789,184     1,388,075
                                       ------------  ------------  ------------
     Expenses:
          Interest expense...........       482,343       506,618       411,875
          Operating expenses.........       497,204       466,399       334,467
          Provision for finance
            receivable losses........       409,646       573,698       154,914
          Loss on assets held for
            sale.....................       137,036       --            --
          Insurance losses and loss
            adjustment expenses......       102,811       116,829        97,893
                                       ------------  ------------  ------------
               Total expenses........     1,629,040     1,663,544       999,149
                                       ------------  ------------  ------------
     Income before provision for
       income taxes..................        79,633       125,640       388,926
     Provision for income taxes......        28,674        33,347       145,626
                                       ------------  ------------  ------------
               Net income............  $     50,959  $     92,293  $    243,300
                                       ============  ============  ============


                                                     DECEMBER 31,
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
Finance receivables, net of unearned
  finance charges....................  $  7,443,321  $  8,201,208  $  7,906,677
Assets held for sale.................       668,707       --            --
Total assets.........................     9,502,589     9,485,477     8,918,698
Short-term debt......................     3,015,920     2,330,471     2,630,463
Long-term debt.......................     4,416,637     4,935,894     4,265,226
Total shareholder's equity...........     1,334,923     1,448,496     1,328,017

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical consolidated ratios of earnings to fixed charges of the Company and its subsidiaries for the periods indicated:

     THREE MONTHS
        ENDED                   YEARS ENDED DECEMBER 31,
      MARCH 31,         ----------------------------------------
         1997           1996     1995     1994     1993     1992
     ------------       ----     ----     ----     ----     ----
         1.53           1.16     1.24     1.92     1.86     1.67

     For purposes of computing the ratio of earnings to fixed charges, earnings represent the aggregate of net income, provision for income taxes, cumulative effect of accounting changes and fixed charges. Fixed charges represent interest expense and implicit interest in rents.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture dated as of May 1, 1997 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee").

     The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements and descriptions in this Prospectus or in any Prospectus Supplement regarding provisions of the Debt Securities and the Indenture are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Debt Securities, including the definitions therein of certain terms. Certain capitalized terms used herein are defined in the Indenture. Wherever particular sections of the Indenture or terms that are defined in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

     The Indenture allows for the issuance of Debt Securities denominated in foreign currencies and/or in bearer form. The Company does not intend to issue any such Debt Securities pursuant to this Prospectus. Accordingly, certain provisions of the Indenture relating to such Debt Securities are not described herein.

GENERAL

     The Debt Securities will be direct, unsecured and unsubordinated obligations of the Company, and may be issued in one or more series. The particular terms of each series of Debt Securities, as well as any modifications or additions to the general terms of the Debt Securities as described herein which may be applicable in the case of a particular series of Debt Securities, are described in the Prospectus Supplement relating to such series of Debt Securities. Accordingly, for a description of the terms of a particular series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth in this Prospectus.

     Reference is made to the Prospectus Supplement for the terms of the particular series of Debt Securities being offered thereby, including, but not limited to, the following: (1) the title of such Debt Securities and the series in which such Debt Securities shall be included; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued and, in the case of Original Issue Discount Securities, the principal amount thereof payable upon acceleration of the maturity thereof; (4) the date or dates on which the principal of such Debt Securities is payable or the manner in which such dates are determined; (5) the rate or rates (which may be fixed or variable) or amount or amounts per annum at which such Debt Securities will bear interest, if any, or the method of determining such rates or amounts; (6) the date from which such interest, if any, on such Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the record dates for such interest payment dates, if any; (7) the places of payment (if other than Chicago and New York City) and the places where such Debt Securities may be surrendered for registration of transfer or exchange; (8) the terms of any mandatory or optional redemption (including any sinking fund provisions or any provisions for repayment at the option of a Holder or upon the occurrence of a specified event); (9) whether such Debt Securities are to be issued initially or permanently in the form of a global Debt Security and, if so, the identity of the Depository (hereinafter defined) for such global Debt Security; (10) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities; and (11) any other terms of such Debt Securities. Debt Securities may also be issued under the Indenture upon the exercise of Warrants. See "Description of Warrants."

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and provides that the Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301 of the Indenture) All Debt Securities issued under the Indenture will rank equally and ratably with any other Debt Securities issued thereunder. Because the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     Unless the Prospectus Supplement relating to a particular series of Debt Securities specifies otherwise, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305 of the Indenture)

     Some of the Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, the principal of and any premium or interest on Debt Securities issued in certificated form will be payable, and, subject to certain limitations, the transfer of Debt Securities will be registrable, at the offices of the Trustee designated for that purpose in Chicago and New York City, provided that, at the option of the Company, interest may be paid by check, wire transfer or any other means permitted in the form of such Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on a Debt Security will be made to the person in whose name such Debt Security is registered at the close of business on the record date for such interest payment. In the case of global Debt Securities (which will be registered in the name of the Depository or its nominee), payment will be made to the Depository or its nominee in accordance with the then-existing arrangements between the paying agent(s) for such global Debt Securities and the Depository. See "-- Global Debt Securities." (Sections 305, 307 and 1002 of the Indenture)

     The Indenture does not contain any provision that limits the ability of the Company to incur indebtedness (either directly or through merger or consolidation) or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company, except as described herein under "-- Limitations on Liens" and "-- Merger and Consolidation." Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants that may be included in the terms of such series of Debt Securities, including any addition of a covenant or other provision providing event risk or similar protection.

     Under the Indenture, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

LIMITATIONS ON LIENS

     The Indenture provides that neither the Company nor a Subsidiary shall create, assume or suffer to exist, except in favor of the Company or a Wholly-owned Subsidiary, any Mortgage upon any of its or their property, without equally and ratably securing the Debt Securities, but this restriction does not apply to certain permitted encumbrances described in the Indenture, including, without limitation, (a) Mortgages existing on May 1, 1997, (b) any Mortgages on properties or assets, in addition to those otherwise permitted, securing Indebtedness which at the time incurred does not, together with all other Indebtedness so secured and not otherwise permitted, exceed in the aggregate 10% of Consolidated Net Worth, (c) any Mortgages on properties or assets securing Indebtedness of Subsidiaries, created in the ordinary course of business by such Subsidiaries, if, as a matter of practice, such Subsidiaries prior to becoming Subsidiaries had incurred Indebtedness on a secured basis, (d) purchase money Mortgages on property acquired or constructed by the Company or any of its Subsidiaries after May 1, 1997 to secure the purchase price thereof (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction thereof), Mortgages existing on any property at the time of acquisition, Mortgages existing on any property of any corporation at the time it becomes a Subsidiary, and any Mortgage with respect to property acquired after May 1, 1997, in any amount (with respect to any Mortgage described in this clause (d)) not exceeding 75% of the cost of any property, including improvements thereon, so acquired or constructed, (e) refundings or extensions of any permitted Mortgage, and (f) any Mortgage created by the Company or any Subsidiary in connection with a transaction intended by the Company or such Subsidiary to be one or more sales of properties or assets of the Company or such Subsidiary; provided that such Mortgage shall only apply to the properties or assets involved in such sale or sales, the income therefrom and/or the proceeds thereof. (Section 1007 of the Indenture) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance. (Section 101 of the Indenture)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, if an Event of Default with respect to any Debt Securities of any series Outstanding under the Indenture shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of that series Outstanding may declare, by notice as provided in the Indenture, the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all the Debt Securities of that series Outstanding to be due and payable immediately; provided, that in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that if all Events of Default with respect to Debt Securities of that series shall have been cured, or waived as hereinafter provided, and all amounts due otherwise than on account of such acceleration shall have been paid or deposited with the Trustee, the Holders of a majority in aggregate principal amount of the Debt Securities of that series then Outstanding may rescind and annul such acceleration and its consequences. (Section 502 of the Indenture) Upon acceleration of the Maturity of Original Issue Discount Securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the Prospectus Supplement relating to any Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity thereof. Any past default under the Indenture with respect to Debt Securities of any series, and any Event of Default arising therefrom, may be waived by the Holders of a majority in aggregate principal amount of the Debt Securities of such series Outstanding under the Indenture, except in the case of
(i) default in the payment of the principal of or any premium or interest on any Debt Securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of the Indenture)

     Each of the following constitutes an Event of Default with respect to each series of Debt Securities under the Indenture: (a) default in the payment of any interest upon any Debt Security of such series when such interest becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of and any premium on any Debt Security of such series when it becomes due and payable, whether at the Stated Maturity, upon redemption or repayment, by acceleration or otherwise; (c) default in the making of any sinking fund payment on any Debt Security of such series; (d) default in the performance or breach of any covenant or warranty of the Company contained in the Indenture for the benefit of such series or in the Debt Securities of such series, and the continuance of such default or breach for 90 days after written notice has been given as provided in the Indenture; (e) acceleration of the maturity of indebtedness for money borrowed of the Company in a principal amount in excess of $25,000,000 if such acceleration is not annulled or such indebtedness is not discharged within 15 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to the Debt Securities of such series. (Section 501 of the Indenture)

     The Trustee is required, within 90 days after the occurrence of a default with respect to the Debt Securities of any series which is known to the Trustee and is continuing (without regard to any grace period or notice requirements), to give to the Holders of the Debt Securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or in the payment of any sinking fund installment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series; and provided further that, in the case of any default referred to in clause (d) of the preceding paragraph with respect to the Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 602 of the Indenture)

     The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the Holders of the Debt Securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the Holders of the Debt Securities of such series. (Sections 601 and 603 of the Indenture) Subject to such right of indemnification and to certain other limitations, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Section 512 of the Indenture)

     No Holder of a Debt Security of any series may institute any action against the Company under the Indenture (except actions for payment of overdue principal of, premium, if any, or interest on such Debt Security) unless the Holders of at least 25% in aggregate principal amount of the Debt Securities of that series then Outstanding under the Indenture shall have requested the Trustee to institute such action and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and the Trustee shall not have instituted such action within 60 days of such request. (Sections 507 and 508 of the Indenture)

     The Company is required to furnish annually to the Trustee statements as to the Company's compliance with all conditions and covenants under the Indenture. (Section 1005 of the Indenture)

MERGER AND CONSOLIDATION

     The Company may consolidate with, merge with or into, or sell or convey all or substantially all of its assets to, any other corporation, association, company or business trust, provided that (a) (i) in the case of a merger, the Company is the surviving company in the merger, or (ii) the entity surviving the merger, formed by such consolidation or which acquires such assets shall be a corporation, association, company or business trust organized and existing under the laws of The United States of America or a state thereof and shall expressly assume payment of the principal of and any premium and interest on the Debt Securities and the performance and observance of all of the covenants of the Indenture and the Debt Securities to be performed or observed by the Company and
(b) the Company or such successor entity, as the case may be, shall not immediately thereafter be in default in the performance or observance of any such covenant under the Indenture and the Debt Securities and shall not immediately thereafter have outstanding (or otherwise be liable for) any Indebtedness secured by a Mortgage not permitted by the provisions of the Indenture relating to limitations on liens or shall have secured the Debt Securities equally and ratably with (or prior to) any Indebtedness secured by any Mortgage not so permitted. (Section 801 of the Indenture)

MODIFICATION AND WAIVER

     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Outstanding Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof or that would be provable in bankruptcy; (d) adversely affect any right of repayment at the option of the Holder of any Debt Security; (e) change the places or currency of payment of the principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity, or any date of redemption or repayment, thereof; (g) reduce the above-stated percentage in aggregate principal amount of Outstanding Debt Securities of any series necessary to modify or amend the Indenture with respect to such series or reduce the percentage of Outstanding Debt Securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of such series, or reduce certain requirements of the Indenture for quorum or voting; or (h) modify the provisions of the Indenture described in this paragraph or those regarding waiver of compliance with certain provisions of, or certain defaults and their consequences under, the Indenture, except to increase the percentage of Outstanding Debt Securities necessary to modify and amend the Indenture or to give any such waiver, and except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions applicable to such series. (Sections 902 and 1008 of the Indenture)

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Outstanding Debt Securities, for any of the following purposes: (a) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company;
(b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company; (c) to add any additional Events of Default with respect to all or any series of Debt Securities; (d) to change or eliminate any restrictions on the payment of the principal of or any premium or interest on Debt Securities, to modify the provisions relating to global Debt Securities, or to permit the issuance of Debt Securities in uncertificated form, provided any such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (e) to add to, change or eliminate any provision of the Indenture, provided that such amendment shall become effective only if there is no Outstanding Debt Security of any series entitled to the benefit of such provision or such amendment does not apply to any then Outstanding Debt Security; (f) to secure the Debt Securities pursuant to the requirements of the Indenture or otherwise; (g) to establish the form or terms of the Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to provide for the discharge of the Indenture with respect to the Debt Securities of any series by the deposit of monies or Government Obligations in trust; (j) to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance of the Debt Securities; or (k) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect. (Section 901 of the Indenture)

SATISFACTION AND DISCHARGE

     Unless the Prospectus Supplement relating to a particular series of Debt Securities specifies otherwise, the Company and the Trustee, without the consent of any Holder of Outstanding Debt Securities, may execute a supplemental indenture to provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold moneys for payment in trust) on the 91st day after the irrevocable deposit with the Trustee, in trust, of money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Indenture and such Debt Securities. Such a supplemental indenture may only be executed if certain conditions have been satisfied, including that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or if there has been a change in the applicable federal income tax law, in either case, to the effect that such a discharge will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes; and the provisions of such a supplemental indenture shall not be applicable to any series of Debt Securities then listed on the New York Stock Exchange if the provisions would cause the Outstanding Debt Securities of such series to be delisted. (Section 901 of the Indenture)

     The Indenture provides that, when the conditions set forth in Section 401 thereof have been satisfied with respect to a series of Debt Securities, upon the request of the Company, the Indenture will cease to be of further effect with respect to such series (except as to any surviving right of registration of transfer or exchange of Debt Securities expressly provided for therein). Such conditions include that (i) all Debt Securities of such series issued under the Indenture either shall have been delivered to the Trustee for cancellation or shall be due, or are to be called for redemption, within one year and (ii) with respect to all Debt Securities of such series issued under the Indenture but not previously delivered to the Trustee for cancellation, there shall have been irrevocably deposited with the Trustee, in trust, money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on, all such Debt Securities on the dates such payments are due in accordance with the terms of the Indenture and such Debt Securities. (Section 401 of the Indenture)

DEFEASANCE OF CERTAIN COVENANTS

     Unless otherwise provided in the Prospectus Supplement relating to a series of Debt Securities, the Company will have the option to omit to comply with the covenants described under "-- Limitations on Liens" above, if applicable, and any additional covenants not included in the original Indenture that may be specified as applicable to such series in the Prospectus Supplement with respect thereto. The Company, in order to exercise such option, will be required to irrevocably deposit with the Trustee, in trust, money or Government Obligations, or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the dates such payments are due in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an Opinion of Counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. Such covenant defeasance would not be available in certain circumstances, including, with respect to any series of Debt Securities then listed on the New York Stock Exchange, if such defeasance would cause the Outstanding Debt Securities of such series to be delisted. (Section 1009 of the Indenture) The Prospectus Supplement relating to a particular series of Debt Securities may describe further provisions, if any, permitting such an omission to comply.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary (the "Depository") relating to such series. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole among the Depository, any successor Depository and their respective nominees.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to all depository arrangements.

     Upon the issuance of a global Debt Security, the Depository for such global Debt Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such global Debt Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global Debt Security will be limited to

Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitation and such laws may impair the ability to transfer beneficial interests in a global Debt Security.

     So long as the Depository for a global Debt Security, or its nominee, is the registered owner of such global Debt Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such global Debt Security for all purposes under the Indenture. (Section 308 of the Indenture) Except as provided below, owners of beneficial interests in a global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form, and will not be considered the owners or Holders thereof under the Indenture.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a global Debt Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global Debt Security representing such Debt Securities. Neither the Company, the Trustee, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308 of the Indenture)

     The Company expects that the Depository for a series of Debt Securities, or its nominee, upon receipt of any payment of principal, premium or interest in respect of a global Debt Security representing any of such Debt Securities, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name." Such payments will be the responsibility of such Participants.

     If the Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days or if the Company executes and delivers to the Trustee a Company Order to the effect that a global Debt Security shall be exchangeable for certificated Debt Securities or if an Event of Default has occurred and is continuing with respect to a series of Debt Securities, the Company will issue individual certificated Debt Securities of such series in definitive form in exchange for the global Debt Security or Debt Securities representing such series of Debt Securities. (Section 305 of the Indenture) Accordingly, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more global Debt Securities and, in such event, will issue individual certificated Debt Securities of such series in definitive form in exchange for the global Debt Security or Debt Securities representing such series of Debt Securities. In any such instance, the individual certificated Debt Securities of such series issued by the Company will be issued to Participants, as directed by the Depository or its nominee, or to the beneficial owners holding Debt Securities of such series through such Participants, as directed by such Participants, all in accordance with standing instructions and customary practices, as is now the case with securities registered in "street name." Certificated Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     Unless otherwise provided in the Prospectus Supplement relating to a series of Debt Securities, the Depository for each series of Debt Securities represented by one or more global Debt Securities will be The Depository Trust Company, New York, New York ("DTC"). DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds Securities that its Participants deposit with DTC and facilitates the settlement among Participants of securities transactions in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (which may include the underwriters, dealers or agents, if any, involved in the offering of the Securities), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"). Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

THE TRUSTEE UNDER THE INDENTURE

     The Company and certain of its affiliates maintain banking and borrowing relations with The First National Bank of Chicago.

     The Indenture provides that an alternative Trustee may be appointed by the Company with respect to any particular series of Debt Securities. Any such appointment will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request of any Holder of Debt Securities, unless offered reasonable indemnity by such Holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Indenture contains other provisions limiting the responsibilities and liabilities of the Trustee. (Sections 601 and 603 of the Indenture)

                             DESCRIPTION OF WARRANTS

     The Company may issue, together with Debt Securities or separately, Warrants for the purchase of Debt Securities. Each Warrant will entitle the holder thereof to purchase Debt Securities of a particular series at such exercise price as shall be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be issued independently or together with Debt Securities and may be attached to or separate from such Debt Securities. Each series of Warrants may be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company designated in the applicable Prospectus Supplement as warrant agent (the "Warrant Agent"). Each Warrant
Agent will act solely as the agent of the Company in connection with the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of such Warrants.

     If Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Warrants, the Warrant Agreement relating to such Warrants and the certificates, if any, representing such Warrants, including the following, where applicable: (1) the specific designation and number of such Warrants; (2) the offering price, if any, of such Warrants; (3) the designation, aggregate principal amount, denominations and terms of the Debt Securities purchasable upon exercise of such Warrants and the procedures and conditions relating to the exercise of such Warrants; (4) the designation and terms of any related Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security;
(5) the date, if any, on and after which such Warrants and the related Debt Securities will be separately transferable; (6) the principal amount of Debt Securities purchasable upon exercise of each such Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise and whether such Debt Securities may be purchased for consideration other than cash;
(7) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (8) any redemption or call provisions applicable to such Warrants; (9) if the Debt Securities purchasable upon exercise of such Warrants are Original Issue Discount Securities, a discussion of certain Federal income tax considerations applicable thereto; (10) the place or places where the certificates, if any, representing such Warrants may be transferred and registered; (11) information with respect to book-entry procedures, if any; and (12) any other material terms of such Warrants.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities to or through underwriters or dealers; directly to other purchasers; through agents; or through any combination of such methods of sale. Any such underwriter, dealer or agent involved in the offer and sale of the Securities being offered will be named in an applicable Prospectus Supplement or Prospectus Supplements (including any Pricing Supplement or Pricing Supplements).

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any compensation paid by the Company to underwriters, dealers or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in an applicable Prospectus Supplement or Pricing Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against and/or contribution by the Company toward certain liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

     The specific terms and manner of sale, including the place and time of delivery, of the Securities in respect of which this Prospectus is being delivered will be set forth or summarized in the applicable Prospectus Supplement.

     The Company has reserved the right to sell the Securities through American General Securities Incorporated ("AGSI"), an affiliate of the Company which may, as an agent acting on a best efforts basis, solicit offers to purchase the Securities in those jurisdictions where it is authorized to do so. No commissions will be payable to AGSI. AGSI is registered in all states and primarily sells retail securities products (stocks, bonds, options, mutual funds, variable insurance products and direct participation programs) through independent contractor registered representatives. AGSI also underwrites certain variable insurance products issued by its parent company, American General Life Insurance Company. To the extent AGSI participates in the solicitation of offers to purchase the Securities, such solicitation will be done by full-time employees of AGC who are registered representatives of AGSI. These employees would not be compensated by AGSI but would receive their regular salary for the performance of their duties with AGC. The Company intends to pay all direct expenses associated with sales of Securities through AGSI. The offering of the Securities will be conducted in compliance with any applicable requirements of Conduct Rule 2720 of the NASD regarding the distribution by an NASD member firm of the securities of an affiliate. In accordance with such Rule, underwriters, dealers and agents who participate in the distribution of Securities will not engage in transactions in Securities for any discretionary account without the prior specific written approval of the customer.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchases by institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     Unless otherwise indicated in a Prospectus Supplement, the validity of each issue of the Securities will be passed upon for the Company by Baker & Daniels, Indianapolis, Indiana, and certain legal matters relating to the Securities offered hereby will be passed upon for any underwriters, dealers or agents of a particular issue of Securities by Brown & Wood LLP, New York, New York. Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Baker & Daniels. Tibor D. Klopfer, a partner of Baker & Daniels, is a director of AGF Funding, Inc., an indirect wholly-owned subsidiary of the Company.

                                     EXPERTS

     The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. See "Incorporation by Reference." Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND ANY PRICING SUPPLEMENT ATTACHED HERETO IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND ANY PRICING SUPPLEMENT ATTACHED HERETO NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AND ANY PRICING SUPPLEMENT ATTACHED HERETO DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
        PROSPECTUS SUPPLEMENT           ----
Description of Notes.................    S-2
United States Tax Considerations.....   S-12
Plan of Distribution of Notes........   S-16

             PROSPECTUS
Available Information................      2
Incorporation by Reference...........      2
The Company..........................      3
Use of Proceeds......................      3
Selected Financial Information.......      4
Ratio of Earnings to Fixed Charges...      4
Description of Debt Securities.......      5
Description of Warrants..............     12
Plan of Distribution.................     13
Legal Opinions.......................     14
Experts..............................     14

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                                AMERICAN GENERAL
                               FINANCE CORPORATION

                                 $1,000,000,000

                           MEDIUM-TERM NOTES, SERIES E

                            ------------------------

                              PROSPECTUS SUPPLEMENT
                            ------------------------

                                AMERICAN GENERAL
                             SECURITIES INCORPORATED
                                 LEHMAN BROTHERS
                               MERRILL LYNCH & CO.
                               J. P. MORGAN & CO.
                                SMITH BARNEY INC.

                                 AUGUST 5, 1997

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